Exhibit 99.2

CONTACT:

David Gillespie, President & CEO	Rob Schatz
H2Diesel Holdings, Inc.	Wolfe Axelrod Weinberger Associates, LLC.
713-973-5720	212-370-4500

H2Diesel Announces Appointment of Steven F. Gilliland to Board of Directors

Houston Texas., August 27, 2007 -- H2Diesel Holdings, Inc. (OTC Bulletin Board: HTWO) today announced the appointment of Steven F. Gilliland to its Board of Directors.

Mr. Gilliland is the Executive Vice President of Operations for Synenco Energy Inc., a Canadian oil sands energy company, where he is responsible for the Company’s operations and development activities. Synenco’s CDN $10.7 billion Northern Lights Project will produce 100,000 barrels per day of synthetic crude oil and will include all mining, extraction and upgrading process facilities, an airport, temporary housing for 1,000 and a permanent new town accommodating 1,200.

Additionally, Mr. Gilliland is the founder, President and Chief Executive Officer of Federal Power Company, LLC, which is focused upon strategic power generation opportunities including greenfield and brownfield development, divestitures, and energy industry consulting.

For over 25 years, Mr. Gilliland has held prominent positions in the energy sector. He spent nine years with Duke Energy Corporation, most recently as Senior Vice President-Asset Management for Duke Energy North America (DENA), where he was responsible for profit, loss, and project and portfolio management for the DENA’s ownership interests in 14,000 MW of operating plants and 4,000 MW of projects under construction on 29 sites around the U.S.

Mr. Gilliland has also served as the President and Chief Executive Officer of Proler International Corporation, a New York Stock Exchange-traded public company involved in the recovery, recycling, and processing of metals and industrial wastes, Senior Vice President and founder of CRSS Capital Inc., having overseen development and asset management for coal, gas, wood and refuse-fired cogeneration projects and Senior Vice President and Chief Operating Officer of Transco Power Company, where he was responsible for Transco’s independent energy company.

Mr. Gilliland holds an MBA from the Harvard Business School, a Masters Degree in Architecture and Urban Planning from Princeton University and a Bachelors Degree in Architecture from the University of Virginia.

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Exhibit 99.2

David Gillespie, President and Chief Executive Officer of H2Diesel stated, “We’re very excited to have Steve Gilliland join our Board. His broad entrepreneurial background as well as his diverse experience in the energy industry will add an invaluable perspective to H2Diesel as we continue to commercialize our proprietary renewable biofuel.”

"I am delighted to join the Board of H2Diesel” said Mr. Gilliland. “With its cost-advantaged, proprietary technology and its demonstration project underway, H2Diesel possesses the competitive features necessary to succeed in the potentially immense biofuels market. Having formed and participated in several energy technology-based startups, I know first-hand how exciting and rewarding enterprise building can be, and I’ll do my part to help the Company create economic value.”
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About H2Diesel, Inc.

H2Diesel is a development stage company that holds an exclusive license for North America, Central America and the Caribbean to proprietary technology for the manufacture of an alternative "bio-fuel" from domestically produced vegetable oils that is intended to be marketed as a heating fuel, fuel for power generation, or alternatively, as a new class of bio-fuel or fuel additive. H2Diesel believes its bio-fuel can be used directly for home heating and power generation and also potentially as a motor fuel. The Company further believes its proprietary bio-fuel will provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil. H2Diesel's business model calls for the establishment of bio-fuel production facilities directly and through sublicensing of its technology to qualified licensees.

This news release contains forward looking statements. These forward looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

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